Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:15 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Improved Six-Month Results
Richmond, VA November 7, 2017/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), reported that net income for the six months ended September 30, 2017, was $29.7 million, or $1.16 per diluted share, compared with $19.8 million, or $0.54 per diluted share for the same period of the prior fiscal year.  Operating income for the six months ended September 30, 2017, of $51.5 million, increased by $16.2 million compared to the first half of the prior fiscal year.  For the second fiscal quarter ended September 30, 2017, net income was $26.2 million, or $1.02 per diluted share, compared with net income for the prior year’s second quarter of $25.3 million, or $0.90 per diluted share. Operating income for the second quarter of fiscal year 2018 increased to $45.0 million from $43.3 million for the three months ended September 30, 2016. Segment operating income, which excludes the restructuring and impairment costs mentioned in Other Items below, was $51.8 million for the first half of fiscal year 2018, an increase of $11.6 million, and for the quarter ended September 30, 2017, was $45.6 million, a decrease of $2.6 million, both compared to the same periods last fiscal year.  Results in both periods reflected earnings improvements in the Other Regions segment coupled with declines in the North America and the Other Tobacco Operations segments. Consolidated revenues increased by $20.5 million to $772.9 million for the first half of fiscal year 2018, and by $31.3 million to $488.2 million for the three months ended September 30, 2017, compared to the same periods in the prior year. Those increases were primarily a result of slightly higher sales volumes, as well as higher processing and other revenues. Revenues for the six months ended September 30, 2017, also included benefits from the timing of receipt of dividend income from unconsolidated subsidiaries in the first fiscal quarter of 2018.

Mr. Freeman stated, “Our results for the six months ended September 30, 2017, were in line with our expectations and reflected slightly higher total sales volumes and lower selling, general, and administrative

-- M O R E --

Universal Corporation

costs. In our second fiscal quarter, we continued to see the benefits of higher current crop sales and processing volumes and lower factory unit costs from the recovery in leaf production volumes this year in Brazil.

“As expected, the recovery of Brazilian crop levels and some earlier shipment timing in certain regions increased our working capital needs in the first half of this fiscal year, modestly increasing our seasonal borrowing requirements. This shift, as well as the funds utilized in the fourth fiscal quarter of 2017 to redeem the remaining shares of our preferred stock, reduced our cash reserves to our more typical mid-year seasonal levels.  Despite those requirements, we have continued to maintain our strong balance sheet as evidenced by a credit ratings upgrade announced in October 2017 by S&P Global Ratings. Our uncommitted inventories have been prudently managed, remaining within our target range at 14% for the end of the second fiscal quarter.

“Looking to the second half of our current fiscal year, the reduced burley leaf production volumes in Africa will impact our total volumes sold for that region, which mainly ship in the third and fourth fiscal quarters. Less African burley leaf was grown this fiscal year due to excess production and low grower prices in fiscal year 2017 and unfavorable weather conditions this fiscal year. Although we still expect our total shipments to be weighted to the second half of the fiscal year, we currently anticipate modestly lower total lamina sales volumes for fiscal year 2018. We are estimating that this fiscal year’s global burley production declines will recover in next year’s crop.

“Despite supply constraints in certain important origins over the last two fiscal years, we have been pleased with additional business opportunities that we have gained from our customers. We believe that we have increased our market share and that we continue to bring efficiencies to the leaf tobacco supply chain while meeting our customers’ current and evolving product needs.

“We also remain focused on providing value to our shareholders. During the first half of fiscal 2018 we have returned nearly $40.0 million to our shareholders in dividends and common stock repurchases and are pleased today to have announced an annual dividend increase for the 47th consecutive year.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:
OTHER REGIONS:

Operating income for the Other Regions segment improved by $26.3 million to $41.6 million for the first half of fiscal year 2018, compared to the first half of the prior fiscal year. The improvements were driven by a combination of higher sales volumes, processing and other revenues, and lower selling, general, and administrative expenses. In South America, total volumes declined slightly given larger sales volumes of carryover crops in fiscal year 2017’s first six months, but earnings were lifted by increased sales and processing volumes and better factory unit costs on higher current year crop volumes. In Africa, volumes for the first half of the fiscal year were slightly higher on earlier shipment timing in some origins. Europe region results improved on stronger sales, due in part to earlier shipment timing, and a gain on the sale of a former processing facility in Hungary, while Asia results benefited from an increase in trading volumes in some origins. Selling, general, and administrative costs for the segment were lower for the six-month period, largely from net foreign currency remeasurement gains in the first quarter of fiscal year 2018, compared with losses in the first quarter of the prior year, mainly in Africa. That benefit was partially offset by unfavorable comparisons to the reversal of value-added tax reserves in the second quarter of fiscal year 2017.

Segment operating income for the Other Regions segment for the quarter ended September 30, 2017, increased by $5.2 million to $37.5 million, compared with the second quarter of fiscal year 2017. Although segment sales volumes were higher for the quarter, results were hampered by higher selling, general, and

-- M O R E --

Universal Corporation

administrative costs. Revenues for the Other Regions segment for the six months and quarter ended September 30, 2017, were up by $69.0 million to $565.6 million and by $62.6 million to $381.2 million, respectively, compared with the same periods in the prior year. Those results reflected higher sales volumes at slightly higher overall green leaf prices, as well as increased processing and other revenues.

NORTH AMERICA:
North America segment operating income of $10.3 million for the six months, and $7.9 million for the quarter ended September 30, 2017, was down by $10.1 million and $5.6 million, respectively, compared with the same periods in the previous year. The declines in both periods were driven by lower sales volumes shipped during the first half of fiscal year 2018. Volume comparisons in the United States were primarily impacted by large prior crop carryover sales last year, while offshore origin results were affected by lower volumes from later shipment timing in the current fiscal year and less favorable margins. Those declines were partly mitigated by reduced selling, general and administrative costs, mainly from lower incentive compensation accruals. Segment revenues were also down, by $41.5 million to $112.0 million for the first half, and by $22.1 million to $58.7 million for the second quarter of fiscal year 2018, compared with the same periods in the prior fiscal year, on those lower volumes at lower average green leaf prices.

OTHER TOBACCO OPERATIONS:
The Other Tobacco Operations segment operating loss of $0.1 million for the six months and segment operating income of $0.2 million for the three months ended September 30, 2017, declined by $4.5 million and $2.2 million, respectively, compared with the same periods last fiscal year. In both periods, earnings were lower for the dark tobacco operations largely due to negative currency remeasurement variances, a value-added tax charge, and an unfavorable product mix in Indonesia due to a lack of wrapper tobacco availability. Earnings improvements for the oriental joint venture in the quarter and six months ended September 30, 2017, on increased volumes, were more than offset by declines due to delays in the delivery of shipments of oriental tobaccos into the United States. Operating results for the Special Services group were up slightly for both the first half and second fiscal quarter of fiscal year 2018 compared with fiscal year 2017. Selling, general, and administrative costs for the segment were higher for both the first half and second fiscal quarter of fiscal year 2018 compared with fiscal year 2017 principally on negative currency remeasurement variances and a value-added tax charge. Revenues for the Other Tobacco Operations segment decreased by $7.1 million to $95.3 million for the first half, and by $9.2 million to $48.4 million for the second quarter of fiscal year 2018, mainly due to lower sales volumes from the timing of shipments of oriental tobaccos into the United States, compared to the same periods in the prior year.

OTHER ITEMS:
Cost of goods sold increased by about 2% to $625.9 million for the first half, and by about 7% to $395.2 million for the second quarter of fiscal year 2018 compared with the same periods in fiscal year 2017. For both periods, the increase reflected modestly higher leaf sales volumes. Selling, general, and administrative costs decreased by $5.6 million in the six months ended September 30, 2017, compared to the six months ended September 30, 2016. The decrease was largely driven by net foreign currency remeasurement and exchange gains in the current fiscal period compared with losses incurred in the prior fiscal year comparable period, mainly in Africa and the Philippines, partially offset by the absence of the reversal in the second quarter of fiscal year 2017 of value-added tax reserves. Selling, general, and administrative costs were up $7.3 million in the three months ended September 30, 2017, compared to the prior year on the absence of the reversal of value-added tax reserves.

The consolidated effective tax rates for the quarter and six-month periods ended September 30, 2017, were approximately 33% and 30%, respectively. Income taxes for the first half of fiscal year 2018 were lower than the 35% federal statutory rate because of the effect of exchange rate changes on deferred tax

-- M O R E --

Universal Corporation

assets and liabilities of foreign subsidiaries, as well as additional non-recurring discrete tax adjustments for both the quarter and six months that reduced consolidated tax expense by about $2.0 million for the six-month period. Without these items, the effective tax rates for the second quarter and first six months of fiscal 2018 would be comparable to those of the prior year. The consolidated effective income tax rates were approximately 35% and 34% for the quarter and six months ended September 30, 2016, respectively, which approximate the U.S. statutory rate.

Results for the second fiscal quarter and six months ended September 30, 2016, included restructuring and impairment costs of $3.7 million ($0.09 per diluted share for the quarter or $0.10 for the six months).

-- M O R E --

Universal Corporation

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. In addition, the total for segment operating income (loss) referred to in this discussion is a non-GAAP measure. This measure is not a financial measure calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), operating income (loss), cash from operating activities or any other operating performance measure calculated in accordance with GAAP, and it may not be comparable to similarly titled measures reported by other companies. A reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) is provided in Note 3. Segment Information, included in this earnings release. The Company evaluates its segment performance excluding certain significant charges or credits. The Company believes this measure, which excludes items that it believes are not indicative of its core operating results, provides investors with important information that is useful in understanding its business results and trends.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation, including the impact of regulations on tobacco products; product taxation; industry consolidation and evolution; changes in global supply and demand positions for tobacco products; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

At 5:00 p.m. (Eastern Time) on November 7, 2017, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 5, 2018. A taped replay of the call will be available through November 20, 2017, by dialing (855) 859-2056. The confirmation number to access the replay is 5697004.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2017, were $2.1 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$488,248	$456,942	$772,870	$752,417
Costs and expenses
Cost of goods sold	395,172	369,098	625,937	612,376
Selling, general and administrative expenses	48,101	40,834	95,403	101,033
Restructuring and impairment costs	—	3,682	—	3,682
Operating income	44,975	43,328	51,530	35,326
Equity in pretax earnings of unconsolidated affiliates	667	1,260	232	1,130
Interest income	526	271	1,196	634
Interest expense	3,964	4,335	7,896	8,389
Income before income taxes and other items	42,204	40,524	45,062	28,701
Income taxes	13,898	14,026	13,435	9,707
Net income	28,306	26,498	31,627	18,994
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(2,139)	(1,234)	(1,883)	794
Net income attributable to Universal Corporation	26,167	25,264	29,744	19,788
Dividends on Universal Corporation convertible perpetual preferred stock	—	(3,687)	—	(7,374)
Earnings available to Universal Corporation common shareholders	$26,167	$21,577	$29,744	$12,414

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$1.03	$0.95	$1.17	$0.55
Diluted	$1.02	$0.90	$1.16	$0.54

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2017	2016	2017
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$41,203	$294,894	$283,993
Accounts receivable, net	338,700	251,805	439,288
Advances to suppliers, net	66,580	47,841	103,750
Accounts receivable—unconsolidated affiliates	50,533	51,558	2,373
Inventories—at lower of cost or net realizable value:
Tobacco	869,325	827,936	565,943
Other	90,108	86,472	68,087
Prepaid income taxes	21,110	24,448	16,713
Other current assets	94,294	56,026	81,252
Total current assets	1,571,853	1,640,980	1,561,399

Property, plant and equipment
Land	22,822	22,914	22,852
Buildings	268,702	266,107	266,802
Machinery and equipment	612,722	599,897	597,213
	904,246	888,918	886,867
Less accumulated depreciation	(587,465)	(566,686)	(569,527)
	316,781	322,232	317,340
Other assets
Goodwill and other intangibles	99,059	99,033	98,888
Investments in unconsolidated affiliates	86,247	81,441	78,457
Deferred income taxes	23,136	25,720	25,422
Other noncurrent assets	42,434	49,107	41,899
	250,876	255,301	244,666

Total assets	$2,139,510	$2,218,513	$2,123,405

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2017	2016	2017
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$98,268	$71,002	$59,133
Accounts payable and accrued expenses	142,337	133,133	153,515
Accounts payable—unconsolidated affiliates	56	—	7,231
Customer advances and deposits	16,807	37,334	11,007
Accrued compensation	19,509	18,885	32,007
Income taxes payable	3,935	1,240	5,103
Current portion of long-term debt	—	—	—
Total current liabilities	280,912	261,594	267,996

Long-term debt	368,909	368,556	368,733
Pensions and other postretirement benefits	74,636	80,005	80,689
Other long-term liabilities	31,338	41,413	31,424
Deferred income taxes	54,733	28,047	47,985
Total liabilities	810,528	779,615	796,827

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 220,000 shares authorized, no shares outstanding (218,490 at September 30, 2016, and none at March 31, 2017)	—	211,562	—
Common stock, no par value, 100,000,000 shares authorized 25,114,349 shares issued and outstanding (22,783,633 at September 30, 2016, and 25,274,506 at March 31, 2017)	320,121	210,569	321,207
Retained earnings	1,027,147	1,054,004	1,034,841
Accumulated other comprehensive loss	(58,887)	(73,579)	(69,559)
Total Universal Corporation shareholders' equity	1,288,381	1,402,556	1,286,489
Noncontrolling interests in subsidiaries	40,601	36,342	40,089
Total shareholders' equity	1,328,982	1,438,898	1,326,578

Total liabilities and shareholders' equity	$2,139,510	$2,218,513	$2,123,405

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2017	2016
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,627	$18,994
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	17,485	17,324
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	937	(2,038)
Foreign currency remeasurement (gain) loss, net	(3,944)	11,119
Restructuring and impairment costs	—	3,682
Other, net	8,610	(1,108)
Changes in operating assets and liabilities, net	(278,560)	(25,548)
Net cash provided (used) by operating activities	(223,845)	22,425

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(14,769)	(17,567)
Proceeds from sale of property, plant and equipment	3,273	447
Net cash used by investing activities	(11,496)	(17,120)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	36,085	5,210
Dividends paid to noncontrolling interests	(1,260)	(1,260)
Repurchase of common stock	(12,639)	—
Dividends paid on convertible perpetual preferred stock	—	(7,374)
Dividends paid on common stock	(27,324)	(24,106)
Other	(2,828)	(2,245)
Net cash used by financing activities	(7,966)	(29,775)

Effect of exchange rate changes on cash	517	(83)
Net decrease in cash and cash equivalents	(242,790)	(24,553)
Cash and cash equivalents at beginning of year	283,993	319,447

Cash and cash equivalents at end of period	$41,203	$294,894
See accompanying notes.

-- M O R E --

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2017	2016	2017	2016

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$26,167	$25,264	$29,744	$19,788
Less: Dividends on convertible perpetual preferred stock	—	(3,687)	—	(7,374)
Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	26,167	21,577	29,744	12,414

Denominator for basic earnings per share
Weighted average shares outstanding	25,334,661	22,777,394	25,370,783	22,755,927

Basic earnings per share	$1.03	$0.95	$1.17	$0.55

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$26,167	$21,577	$29,744	$12,414
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	—	3,687	—	—
Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	26,167	25,264	29,744	12,414

Denominator for diluted earnings per share:
Weighted average shares outstanding	25,334,661	22,777,394	25,370,783	22,755,927
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,883,372	—	—
Employee share-based awards	211,885	307,390	218,375	317,414
Denominator for diluted earnings per share	25,546,546	27,968,156	25,589,158	23,073,341

Diluted earnings per share	$1.02	$0.90	$1.16	$0.54

-- M O R E --

Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income (loss) after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings (loss) of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2017	2016	2017	2016

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$58,668	$80,789	$111,992	$153,471
Other Regions (1)	381,164	318,576	565,576	496,592
Subtotal	439,832	399,365	677,568	650,063
Other Tobacco Operations (2)	48,416	57,577	95,302	102,354
Consolidated sales and other operating revenue	$488,248	$456,942	$772,870	$752,417

OPERATING INCOME (LOSS)
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$7,899	$13,531	$10,264	$20,379
Other Regions (1)	37,516	32,342	41,593	15,325
Subtotal	45,415	45,873	51,857	35,704
Other Tobacco Operations (2)	227	2,397	(95)	4,434
Segment operating income	45,642	48,270	51,762	40,138
Deduct: Equity in pretax earnings of unconsolidated affiliates (3)	(667)	(1,260)	(232)	(1,130)
Restructuring and impairment costs (4)	—	(3,682)	—	(3,682)
Consolidated operating income	$44,975	$43,328	$51,530	$35,326

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)
Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3)
Equity in pretax earnings of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.

(4)	Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income.

###